AGREEMENT AND PLAN OF MERGER
                                      among
                                ACCUHEALTH, INC.
                               ACH ACQUIRING CORP.
                               PROHEALTHCARE, INC.
                      PROHEALTHCARE INFUSION SERVICES, INC.
                                 THOMAS LAURITA
                                       and
                                DAVID BRIAN COHEN
                           Dated as of March 14, 1997


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                          AGREEMENT AND PLAN OF MERGER


     This agreement and plan of merger dated as of March 14, 1997 is among Accuhealth, Inc., a New York corporation ("Parent"), ACH Acquiring Corp., a New Jersey corporation and wholly-owned subsidiary of Parent ("Sub"), ProHealthCare, Inc., a Delaware corporation ("ProHealthCare"), ProHealthCare Infusion Services, Inc., a New Jersey corporation and a wholly-owned subsidiary of ProHealthCare (the "Company"), and Thomas Laurita and David Brian Cohen (collectively, the "Stockholders").

     Parent, Sub, ProHealthCare, the Company and the Stockholders desire that Parent acquire the Company pursuant to the merger of Sub with and into the Company in accordance with the terms of this agreement and the New Jersey Business Corporation Act (the "NJBCA").

     The parties agree as follows:

1.   The Merger; The Surviving Corporation

     1.1 The Merger. At the Effective Time (as defined in section 1.3), Sub shall be merged with and into the Company (the "Merger") pursuant to the NJBCA, and the separate existence of Sub shall cease. The Company shall be the surviving corporation (the "Surviving Corporation") and shall continue to be governed by the NJBCA.

     1.2 Closing. The closing of the transactions contemplated by this agreement (the "Closing") shall take place at the offices of Proskauer Rose Goetz & Mendelsohn LLP, at 10:00 a.m., local time, two business days after the conditions specified in section 10 have been satisfied or on such other date and at such other time and place as Parent and the Company shall agree (the "Closing Date").

     1.3 Effective Time of the Merger. As soon as practicable after the Closing, a properly executed certificate of merger providing for the Merger shall be filed with the Secretary of State of the State of New Jersey. The Merger shall become effective at the time of filing of the certificate of merger or at such later time specified in the certificate of merger (the "Effective Time").

     1.4 Certificate of Incorporation and By-Laws. The articles of incorporation and by-laws of Sub in effect at the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation until amended, except that the name of the Surviving Corporation shall be "ProHealthCare Infusion Services, Inc."



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2.   Conversion of Shares; Options

     2.1 Treatment of Shares of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) All the shares of capital stock, no par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with section 2.1(b)) shall automatically be cancelled and shall be converted into the right to receive an aggregate of 300,000 shares of the common stock, par value $.01 per share, of Parent ("Parent Common Stock"), which shall be delivered to ProHealthCare within one business day after the surrender of the certificate or certificates formerly representing such share of Company Common Stock in accordance with section 2.2.

          (b) Any shares of Company Common Stock that are held by the Company as treasury shares shall be cancelled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor.

          (c) Each share of common stock, par value $.01 per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

2.2  Exchange of Company Stock.

     (a) Promptly after the Effective Time, ProHealthCare shall present to Parent for cancellation a certificate or certificates, which immediately prior to the Effective Time represented all the issued and outstanding shares of Company Common Stock, free and clear of all Liens (as defined in section 5.2), and Parent shall thereupon deliver to ProHealthCare in exchange therefor a certificate or certificates representing 300,000 shares of Parent Common Stock.

     (b) If Final Incremental Gross Profit (as defined in section 2.4) exceeds $1.2 million, then, promptly after the determination of Final Incremental Gross Profit, Parent shall deliver to ProHealthCare a number of shares equal to the product of (i) the amount, if any, by which (x) the quotient of $1.2 million divided by the average of the per share closing price for Parent Common Stock on the NASDAQ or the average of the last per share bid prices on the over-the-counter Bulletin Board (as reported by the Nasdaq Stock Market, Inc.), as the case may be, for the 30 trading days immediately preceding the first anniversary of the Closing (the "Average Price") exceeds (y) the number of shares of Parent Common stock delivered to ProHealthCare pursuant to section 2.2(a) multiplied by (ii) a fraction, the numerator of which is the number of shares of Parent Common Stock delivered to ProHealthCare pursuant to section 2.2(a) that are held, on the first anniversary of the Closing, by ProHealthCare or by any person



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who is a stockholder of  ProHealthCare  on the date of this  agreement,  and the denominator of which is the number of shares of Parent Common Stock delivered to ProHealthCare pursuant to section 2.2(a); provided that the aggregate number of shares delivered to ProHealthCare pursuant to sections 2.2(a) and 2.2(b) shall not exceed 500,000. Notwithstanding the preceding sentence, Parent shall not deliver any share to ProHealthCare pursuant to this section 2.2(b) if (a) the average of the per share closing price for Parent Common Stock on the NASDAQ or the average of the last per share bid prices on the over-the-counter Bulletin Board (as reported by the Nasdaq Stock Market, Inc.), as the case may be, for any ten consecutive trading days prior to the first anniversary of the Closing is greater than or equal to $4.00 or (b) the Parent Common Stock is converted, by merger or any similar corporate event, into publicly-traded securities of which, on the date of conversion, the per share closing price is greater than or equal to $4.00. Parent's obligation under this section 2.2(b) shall be expressly assumed by any successor of Parent. If Parent shall pay a dividend in Parent Common Stock, subdivide the outstanding Parent Stock, combine the outstanding Parent Stock into a smaller number of shares or issue by any similar capital event other securities of the Company, the kind and number of shares deliverable pursuant to this section 2.2(b) and the $4.00 target price shall be adjusted appropriately. Notwithstanding anything in this section 2.2(b) to the contrary, no shares shall be delivered pursuant to this section 2.2(b) if any shares are delivered pursuant to section 2.2(c).

     (c) If, prior to the determination of Final Incremental Gross Profit, Parent consummates a merger or similar transaction (a "Parent Merger") as a result of which, on June 30, 1998, Thomas Laurita is no longer employed by Parent or any successor of Parent in a senior management position, then, on September 30, 1998, Parent shall deliver to ProHealthCare a number of shares equal to the product of (i) the amount, if any, by which (x) the quotient of $1.0 million divided by the Average Price exceeds (y) 300,000 multiplied by (ii) a fraction, the numerator of which is the number of shares of Parent Common Stock delivered to ProHealthCare pursuant to section 2.2(a) that are held, on the first anniversary of the Closing, by ProHealthCare or by any person who is a stockholder of ProHealthCare on the date of this agreement, and the denominator of which is 300,000; provided that the aggregate number of shares of Parent Common Stock delivered to ProHealthCare pursuant to sections 2.2(a) and 2.2(c) shall not exceed 500,000. Notwithstanding the preceding sentence, Parent shall not deliver any share to ProHealthCare pursuant to this section 2.2(c) if (a) the average of the per share closing price for Parent Common Stock on the NASDAQ or a national securities exchange or the average of the last per share bid prices on the over-the-counter Bulletin Board (as reported by the Nasdaq Stock Market, Inc.), as the case may be, for any ten consecutive trading days prior to the first anniversary of the Closing is greater than or equal to $4.00 or (b) the Parent Common Stock was converted, by the Parent Merger, into publicly-traded securities of which, on the date of conversion, the per share closing price is greater than or equal to $4.00. Parent's obligation under this section 2.2(c) shall be expressly assumed by any successor of Parent. If Parent shall pay a dividend in Parent Common Stock, subdivide the outstanding Parent Stock, combine the outstanding Parent Stock into a smaller number of shares or issue by any similar capital event other securities of the Company, the kind and number of shares deliverable pursuant to this section 2.2(c), and the $4.00 target price, shall be adjusted appropriately. The number and kind



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of shares deliverable pursuant to this section 2.2(c) and the $4.00 target price shall be deemed to refer to the appropriate number and kind, and price of, any security into which the outstanding Parent Common Stock may be converted as a result of the Parent Merger.

     2.3 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates of Company Common Stock or pursuant to section 2.2(b), section 2.2(c) or section 4.2, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu of any such fractional securities ProHealthCare would otherwise have been entitled to receive pursuant to sections 2.2(b), 2.2(c) or 4.2, ProHealthCare will be entitled to receive, and Parent will timely make, a cash payment (without interest) determined by multiplying (i) the fractional interest to which ProHealthCare would otherwise be entitled and (ii) in the case of any fractional security ProHealthCare would otherwise have been entitled to receive pursuant to section 2.2(b) or section 2.2(c), the Average Price or, in the case of any fractional security ProHealthCare would otherwise have been entitled to receive pursuant to section 4.2, $4.00.

2.4  Determination of Final Incremental Gross Profit.

     (a) Parent Calculation of Incremental Gross Profit.

          (i) Within 50 days after the end of each of Parent's fiscal quarters up to and including March 31, 1998, Parent shall deliver to ProHealthCare and each Stockholder a statement of Parent's calculation of Incremental Gross Profit for that quarter.

          (ii) Within 90 days after the end of Parent's fiscal quarter ending June 30, 1998, Parent shall deliver to ProHealthCare a statement (the "Parent's IGP Statement") in reasonable detail of the Parent's calculation of Incremental Gross Profit for any four consecutive fiscal quarters of Parent ending on or prior to June 30, 1998.

     (b) For purposes of this agreement, "Incremental Gross Profit" means the Net Sales of the Surviving Corporation and of Parent minus all costs of medicines and supplies sold, field nursing, freight and other direct, out of pocket expenses, which are attributable to goods or services marketed under the "Accuhealth" or "ProHealthCare" name to customers referred by the referral sources identified on Schedule 2.4 hereto. ProHealthCare and Thomas Laurita represent and warrant to Parent that, except as set forth on Schedule 2.4, each customer and referral source identified on Schedule 2.4 has purchased goods or services from, or referred customers to, ProHealthCare or the Company on one or more occasions during the 12-month period commencing March 11, 1996 and ending March 14, 1997. For purposes of this agreement, "Net Sales" shall mean sales collected and sales that Parent expects to be collected.

     (c) ProHealthCare's Verification of Incremental Gross Profit. After the delivery to ProHealthCare of the Parent's IGP Statement, ProHealthCare and its representatives shall have access at reasonable times and on reasonable notice, at ProHealthCare's sole expense, to the books and records of the Surviving Corporation for the purpose of verifying the accuracy of the Incremental Gross Profit calculation set forth in the Parent's IGP Statement. If ProHealthCare disagrees with the calculation of Incremental Gross Profit set forth in the Parent's IGP Statement, ProHealthCare shall deliver to Parent, prior to the end of the 90th day following the delivery of the Parent's Statement, a statement (the "Seller's IGP Statement") that sets forth in reasonable detail an explanation of such disagreement and a proposed alternative determination of Incremental Gross Profit. If ProHealthCare does not deliver to Parent a Seller's IGP Statement within such 90-day period, the Incremental Gross Profit set forth in the Parent's IGP Statement shall be deemed final, binding and conclusive upon each party hereto.

     (d) Dispute Resolution.

          (i) If ProHealthCare shall timely deliver a Seller's IGP Statement, then Parent and ProHealthCare will attempt in good faith to resolve all differences with regard to their respective determinations of Incremental Gross Profit during the next 30 days or such longer period as Parent and ProHealthCare may agree in writing. If Parent and ProHealthCare are unable to resolve such differences and agree as to Incremental Gross Profit prior to the expiration of such 30-day period (or longer period if so agreed) Incremental Gross Profit shall be determined pursuant to section 2.4(d)(ii).

          (ii) Promptly following the 30-day period referred to in section 2.4(d)(i), Parent and ProHealthCare shall jointly select a firm of independent public accountants of national or regional prominence to resolve any dispute concerning the calculation of Incremental Gross Profit that is not resolved by Parent and ProHealthCare. If Parent and ProHealthCare fail to select such firm within 30 days after the 30-day period referred to in section 2.4(d)(i), such firm shall be Richard A. Eisner & Company or, if Richard A. Eisner & Company is or has been engaged for any purpose by any party to this agreement, any "big six" accounting firm selected by the President of the Association of the Bar of the City of New York (as long as it is not a firm that any party to this agreement has engaged for any purpose within the preceding five years). Such firm selected pursuant to this section 2.4(d)(ii) is hereinafter referred to as the "IGP Accountants". The IGP Accountants shall be instructed to deliver to Parent and ProHealthCare a written report (the "Accountants' IGP Report") setting forth the IGP Accountants' calculation of Incremental
     Gross Profit, no later than 60 days following their selection. The determination of Incremental Gross Profit set forth in the Accountants' IGP Report shall be deemed final, binding and conclusive upon each party hereto. The fees and expenses of the IGP Accountants shall be paid by ProHealthCare, except that if the IGP Accountant's calculation of Incremental Gross Profit is at least $50,000 greater than Parent's calculation of Incremental Gross Profit, the fees and expenses of the Accountants shall be paid by Parent.

     (e) Final Incremental Gross Profit. Incremental Gross Profit as mutually agreed to by Parent and ProHealthCare pursuant to section 2.4(d)(i), or as deemed final, binding and conclusive pursuant to section 2.4(c) or 2.4(d)(ii), shall be deemed the "Final Incremental Gross Profit".

3.   Determination   of  Final  Net   Liquid   Assets;   Adjustment   to  Merger
     Consideration

     3.1 Parent Calculation of Net Liquid Assets. Within 90 days after the end of Parent's fiscal quarter ending December 31, 1997, Parent shall deliver to ProHealthCare a statement (the "Parent's Statement") in reasonable detail of the Parent's calculation of Net Liquid Assets as of December 31, 1997.

     (a) For purposes of this agreement, "Net Liquid Assets" means the difference between (i) the sum of $__________, which represents the value of the Company's inventory as of the Closing Date that was purchased from Parent, plus all payments received after the Closing Date in respect of accounts receivable of the Company, including those accounts receivable assigned by ProHealthCare to the Company pursuant to Section 10.2(m), that were outstanding on the Closing Date ("Accounts Receivable"), minus (ii) the sum of all payments made by the Company, the Surviving Corporation, Parent or any affiliate of any of them after the Closing Date in respect of liabilities of the Company and ProHealthCare that existed as of the Closing Date, including payments pursuant to section 9.5 of this agreement, and the value of all unpaid liabilities (as determined in accordance with generally accepted accounting principles ("GAAP")) of the Company and ProHealthCare that existed as of the Closing Date, plus all financing charges and similar fees incurred, after the Closing Date, by Parent or the Surviving Corporation in connection with the discharge of liabilities of the Company or ProHealthCare that existed as of the Closing Date less any liabilities that were reduced, written off, waived, assumed by ProHealthCare pursuant to an assignment and assumption agreement in the form of Exhibit E- 1 to this agreement or that otherwise will not be payable by the Surviving Corporation. It is understood that to the extent that Parent or Sub incurs debt to satisfy accounts payable of the Company, interest, financing and other actual costs related to such debt will reduce Net Liquid Assets, and, as Accounts Receivable of the Company are collected, collected amounts shall be deemed to reduce the principal of such borrowed funds for purposes of calculating ongoing costs.

     (b) Within 45 days after the end of each calendar month up to and including November 30, 1997, Parent shall deliver to ProHealthCare and each Stockholder a statement (a "Monthly Statement") of Parent's calculation of Net Liquid Assets as of the end of that month. In addition, each Monthly Statement shall set forth any amount withdrawn from the Stratogen Account (as denied in section 9.5) during the month to which the Monthly Statement relates and the use of such amount.

     3.2 ProHealthCare's Verification of Net Liquid Assets. After the delivery to ProHealthCare of each Monthly Statement and after delivery to ProHealthCare of the Parent's Statement, ProHealthCare and its representatives shall have access at reasonable times and on reasonable notice, at ProHealthCare's sole expense, to the books and records of the Surviving Corporation for the purpose of verifying the accuracy of the Net Liquid Assets calculation set forth in the Monthly Statement or in the Parent's Statement.

3.3  Dispute Resolution.

     (a) If ProHealthCare disagrees with the calculation of Net Liquid Assets set forth in the Parent's Statement, ProHealthCare shall deliver to Parent, prior to the end of the 90th day following the delivery of the Parent's Statement, a statement approved by ProHealthCare's board of directors (the "Seller's Statement") that sets forth in reasonable detail an explanation of such disagreement and a proposed alternative determination of Net Liquid Assets. If ProHealthCare does not deliver to Parent a Seller's Statement within such 90-day period, Net Liquid Assets set forth in the Parent's Statement shall be deemed final, binding and conclusive upon each party hereto.

     (b) If ProHealthCare shall timely deliver a Seller's Statement, then Parent and ProHealthCare will attempt in good faith to resolve all differences with regard to their respective determinations of Net Liquid Assets during the next 30 days or such longer period as Parent and ProHealthCare may agree in writing. If Parent and ProHealthCare are unable to resolve such differences and agree as to Net Liquid Assets prior to the expiration of such 30-day period (or longer period if so agreed) Net Liquid Assets shall be determined pursuant to section 3.3(c).

     (c) Promptly following the 30-day period referred to in section 3.3(b), Parent and ProHealthCare shall jointly select a firm of independent public accountants of national or regional prominence to resolve any dispute concerning the calculation of Net Liquid Assets that is not resolved by Parent and ProHealthCare. If Parent and ProHealthCare fail to select such firm within 30 days after the 30-day period referred to in section 3.3(b), such firm shall be Richard A. Eisner & Company or, if Richard A. Eisner & Company is or has been engaged for any purpose by any party to this agreement, any "big six" accounting firm selected by the President of the Association of the Bar of the City of New York (as long as it is not a firm that any party to this agreement has engaged for any purpose within the preceding five years). Such firm selected pursuant to this section 3.3(c) is hereinafter referred to as the "Accountants". The Accountants shall be instructed to deliver to Parent and ProHealthCare a written report (the "Accountants' Report") setting forth the Accountants' calculation of Net Liquid Assets no later than 60 days following their selection. The determination of Net Liquid Assets set forth in the Accountants' Report shall be deemed final, binding and conclusive upon each party hereto. The fees and expenses of the Accountants shall be paid by ProHealthCare, except that if the Accountant's calculation of Net Liquid Assets is at least $50,000 greater than Parent's calculation of Net Liquid Assets, the fees and expenses of the Accountants shall be paid by Parent.

3.4  Final Net Liquid Assets.

     (a) Net Liquid Assets as mutually agreed to by Parent and ProHealthCare pursuant to section 3.3(b), or as deemed final, binding and conclusive pursuant to such section or section 3.3(a) or 3.3(c), shall be deemed the "Final Net Liquid Assets".

     (b) If Final Net Liquid Assets is a positive number, within 30 days after the determination of Final Net Liquid Assets pursuant to section 3.4(a), Parent shall deliver to ProHealthCare an amount in cash equal to Final Net Liquid Assets.

     (c) If Final Net Liquid Assets is a negative number, immediately after the determination of Final Net Liquid Assets pursuant to Section 3.4(a), (i) there shall be deemed repurchased and cancelled a number of shares of Parent Common Stock issued pursuant to section 2 equal to the quotient of Final Net Liquid Assets divided by the greater of the Liquid Assets Average Price (as defined below) or $2.00 or (ii) ProHealthCare shall, at its option, promptly deliver to Parent an amount in cash equal to the product of Final Net Liquid Assets multiplied by negative one. Notwithstanding anything in the preceding sentence to the contrary, the number of shares cancelled and deemed repurchased pursuant to this section 3.4(c) shall not exceed 150,000.

     (d) For purposes of this agreement, the "Liquid Assets Average Price" means average of the per share closing price for Parent Common Stock on the NASDAQ or the average of the last per share bid prices on the over-the-counter Bulletin Board (as reported by the Nasdaq Stock Market, Inc.), as the case may be, for the 30 trading days immediately preceding the date on which Final Net Liquid Assets is determined pursuant to section 3.4(a).

     3.5 Treatment of Intercompany Advances. For purposes of determining Net Liquid Assets and Final Net Liquid Assets pursuant to this section 3, advances from ProHealthCare or any of its affiliates to the Company and advances from the Company to ProHealthCare (collectively, "Intercompany Advances") shall not be given effect.

4.   Tangible Property; Adjustment to Merger Consideration.

     4.1 Calculation of Tangible Property. For purposes of this agreement, "Tangible Property" means the book value of all inventory, furniture and fixtures, vehicles, computers, equipment and leasehold improvements, net of allowances for depreciation and amortization (as determined in accordance with GAAP), of the Company as of March 14, 1997 minus $___________, which represents medications and other inventory of the Company as of the Closing Date that was purchased from Parent, as set forth on Schedule 4.1.

     4.2 Adjustment to Merger Consideration. Within one business day after the Closing, Parent shall deliver to ProHealthCare a number of whole shares of Parent Common Stock equal to the quotient of the Tangible Property divided by $5.00.



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5.   Representations and Warranties of ProHealthCare

     ProHealthCare and the Stockholders jointly and severally represent and warrant to Parent and Sub as follows:

     5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect.

     For purposes of this agreement, "Company Material Adverse Effect" means a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, business, assets or prospects of the Company or the ability of the Company to consummate the Merger and the other transactions contemplated by this agreement.

5.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 50 shares of Company Common Stock, of which 50 shares of Company Common Stock are issued and outstanding. ProHealthCare is, and immediately prior to the Closing will be, the record and beneficial owner of all the issued and outstanding shares of Company Common Stock, free and clear of liens, pledges, security interests, claims, charges or other encumbrances of any kind whatsoever ("Liens").

     (b) There is not outstanding any security, right, subscription, warrant, call, option or other agreement or arrangement of any kind (collectively, "Rights") entitling any person to acquire any shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind convertible into or exchangeable for the capital stock of the Company. There is no voting agreement, voting trust, proxy or other agreement, instrument or understanding with respect to the voting of the capital stock of the Company or any agreement with respect to the transferability, purchase or redemption of the capital stock of the Company.

     5.3 Subsidiaries. The Company does not own any interest in any other business or entity.

     5.4 Authority. ProHealthCare, the Company and each Stockholder has the full legal corporate power or capacity, as the case may be, to execute and deliver each Document (as defined below) to which he, she or it is a party. The execution, delivery and performance of each Document executed or to be executed by ProHealthCare or the Company have been duly authorized by its respective board of directors and stockholder(s), and no other corporate proceedings on the part of ProHealthCare or the Company are necessary to authorize this agreement or any other Documents or for ProHealthCare and the Company to consummate the transactions contemplated hereby or thereby. The Documents are, or when executed and delivered will be, valid and binding obligations of ProHealthCare, the Company and each Stockholder, enforceable against ProHealthCare, the Company and each Stockholder in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     For purposes of this agreement, "Documents" means this agreement, the Employment Agreement (as defined in section 10.2(d)), the Non-Competition Agreement (as defined in section 10.2(e)), the Registration Rights Agreement (as defined in section 10.3(c)), the Tax Provisions Agreement (as defined in section 10.2(h)) and each other document or agreement executed and delivered by ProHealthCare, the Company and/or any Stockholder pursuant to this agreement.

     5.5 Consents and Approvals; No Violations. Except as set forth on Schedule 5.5, the execution, delivery and performance of this agreement will not: (i) conflict with or result in any breach of any provisions of the certificate of incorporation, by laws or other organizational documents of ProHealthCare or the Company, (ii) require a filing with, or a permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or administrative agency or commission (a "Governmental Entity"), except the filing of a certificate of merger, (iii) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, or result in the creation of a Lien on any property or asset of ProHealthCare or the Company pursuant to any written lease, agreement, commitment or other instrument (each, a "Contract") to which ProHealthCare, the Company or any Stockholder is a party or by which any of them or any of their properties or assets are bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to ProHealthCare, the Company or any Stockholder or any of their respective properties or assets.

     5.6 Financial Statements. The combined balance sheet of ProHealthCare and the Company as of March 31, 1996, the statements of operations, changes in stockholders' equity and cash flows of ProHealthCare and the Company for the year ended March 31, 1996, and the balance sheet of the Company (the "Interim Balance Sheet") as of February 19, 1997 and the statement of operations of the Company (together with the Interim Balance Sheet, the "Interim Financial
Statements") for the period from April 1, 1997 through February 19, 1997 (collectively, the "Financial Statements") are attached to this agreement as
Schedule 5.6A. Except as described on Schedule 5.6B, the Financial Statements are true and correct in all material respects and fairly present in all material respects the financial position and the results of operations of ProHealthCare and the Company or the Company, as the case may be, as of the dates and for the periods indicated, except for, with respect to ProHealthCare, any matter that does not affect the

Company or represent the financial position or results of operation of the Company. The Interim Financial Statements do not reflect any Intercompany Advances or tax adjustments. Since March 31, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company. The Interim Financial Statements reflect the financial position and the results of operations of the Company's business and do not reflect the separate operations of ProHealthCare.

     5.7 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved for in the Financial Statements, the Company does not have any liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, other than (a) as set forth on Schedule 5.7, (b) liabilities and obligations under agreements and other commitments entered into in the ordinary course of business and in amounts substantially consistent with past practices and (c) other liabilities that are not, individually or in the aggregate, material in amount, and none of ProHealthCare, the Company and the Stockholders knows of any basis for the assertion against the Company of any such liability that is not fully disclosed or reserved for in the Financial Statements. The Company does not have any indebtedness to any Stockholder or any affiliate of any Stockholder. All liabilities of the Company assigned to ProHealthCare as of the Closing are set forth on Schedule 3.1.

     5.8 Absence of Certain Changes or Events. Except as set forth on Schedule 5.8, since December 31, 1996,

          (a) the Company has conducted its business and operations in the ordinary course of business and consistent with past practice, and there has not been any material change in the Company's outstanding liabilities or the level of compensation (including Company Plans (as defined in section 5.18)) paid to its employees;

          (b) the Company has not taken any actions that, if it had been in effect, would have violated or been inconsistent with the provisions of section 7.1; and

          (c) there has not been any fact, event, circumstance or change affecting or relating to the Company, which, to the best knowledge of ProHealthCare, the Company and the Stockholders has had, or is reasonably likely to have, a material adverse effect on the Company.

     5.9 Material Contracts. Schedule 5.9 lists each Contract to which the Company is a party or is bound or which is applicable to the Company's businesses that is material in nature or amount or that was entered into other than in the ordinary course of business and consistent with past practice (a "Material Contract"), including, without limitation, the following:

          (a) each Contract for the purchase of products or services that involves or will involve an expenditure or series of related expenditures of more than $5,000;

          (b) each real or personal property lease that involves annual payments or receipts of more than $5,000;

          (c) each note or other Contract relating to any indebtedness or any guaranty of indebtedness;

          (d)  each  employment  or  consulting   agreement  that  provides  for
     compensation in excess of $2,500 per year and each Contract that provides for severance or similar benefits;

          (e) each Contract between the Company, on the one hand, and any of its affiliates, associates or stockholders, on the other hand;

          (f) each Contract to which the Company is a party containing any provisions relating to a change in its control;

          (g) each Contract under which the Company is restricted from engaging in any business or competing with any other person;

          (h) any Contract for the sale, lease, license, rental or disclosure of any lists or records, including customer lists, relating to the business of the Company; and

          (i) any other Contract (written or oral) that requires payment by or to the Company of more than $10,000 or cannot be terminated by the Company on less than 30 days notice without liability.

True and complete copies of all the Material Contracts have been delivered to Parent.

     5.10 No Default. Except as set forth on Schedule 5.10, each Material Contract is in full force and effect in accordance with its terms, and, to the best knowledge of the Company and each Stockholder, no party is in default (and no event has occurred, which, with notice or the lapse of time or both, would constitute a default) of any term, condition or provision of any Material Contract, except for any default that would not have a Company Material Adverse Effect.

     5.11 Compliance with Law. The Company is not in violation (and no event has occurred, which, with notice or the lapse of time or both, would constitute a violation) of any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company.

5.12 Health Care Matters.

     (a) Schedule 5.12(a) lists the required cost reports and other submissions and filings (other than claims for payments), with respect to Medicaid and Medicare or other third party payments to the Company and indicates each cost report or other submission or filing that has been audited by the government or other third party payor (and all disallowances and retroactive rate adjustments thereon settled, paid or otherwise recouped). All the cost reports and other submissions and filings were complete and accurate in all material respects, and were prepared in accordance with the requirements of the Medicaid program, the Medicare program or the other third party payors, as applicable.

     (b) No third-party payor (including, without limitation, Medicare or Medicaid) has asserted any liability against the Company in respect of any period through the date of this agreement, which has not been settled or paid. To the best knowledge of ProHealthCare, the Company and each Stockholder, there is no pending audit or any pending or threatened audit assessment or retroactive rate adjustment against the Company and no basis therefor, and, if any such audit assessment or retroactive rate adjustment is so asserted, it will be promptly paid or otherwise satisfied by the Company and will have no material effect upon any of their rates, operations or financial performance.

     (c) Schedule 5.12(c) lists all agreements, arrangements and other relationships of the Company, which are in effect or were in effect at any prior time, with individuals and entities who refer or have referred to or otherwise generate or have generated business for the Company (including without limitation, sales representatives and referring health care providers).

     (d) None of ProHealthCare, the Company or the Stockholders has actual knowledge that any referring physician, chiropractor, podiatrist, dentist, nurse or other licensed health professional has, or has ever had, an ownership interest in or otherwise has or had a financial relationship with the Company.

     5.13 Litigation, etc. Except as set forth on Schedule 5.13, there is no suit, action, proceeding, investigation or review pending or, to the best knowledge of ProHealthCare, the Company and each Stockholder, threatened against or affecting the Company or any suit, action or proceeding brought by or on behalf of the Company, and, to the best knowledge of ProHealthCare, the Company and each Stockholder, there is no basis for any such suit, action, proceeding, investigation or review. There is no judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against the Company.

     5.14 Permits. The Company holds, or, on the Closing Date, will hold, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of its businesses (collectively, "Permits"). The Company is in compliance with the terms of all Permits, and (i) no fact exists or event has occurred, and no action or proceeding is pending or, to ProHealthCare's, the Company's and the Stockholders' best knowledge, threatened, that is reasonably likely to result in a revocation, nonrenewal, termination, suspension or other material impairment of any material Permit.

     5.15 Taxes. Except as set forth on Schedule 5.15, ProHealthCare and the Company have (a) filed with the appropriate federal, state and local taxing authorities all tax returns required to be filed by or with respect the Company's business or operations, and those tax returns are correct and complete in all material respects, and (b) paid in full or made adequate provision for the payment of all taxes shown to be due on those tax returns. Neither ProHealthCare nor the Company has received any notice of deficiency or assessment from any federal, state or local taxing authority with respect to liabilities for taxes that have not been fully paid or finally settled.

     5.16 Title to Properties; Encumbrances. The Company has good and marketable title to, or valid leasehold interests or licenses in, all its properties and assets of whatever kind (real or personal, tangible or intangible), including, without limitation, all the Company's properties and assets reflected in the Financial Statements (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since March 31,
1996). None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except for liens for current taxes and assessments not yet due and payable. Such properties and assets include all the properties and assets necessary to operate the Company's business as presently operated. Except as set forth on Schedule 5.16A, none of the properties or assets, including, without limitation, contract rights, used by the Company in the conduct of its businesses as presently conducted is owned or leased by ProHealthCare. Schedule 5.16B contains a complete list of all real property (including buildings and structures) and all equipment, computers, furniture, leasehold improvements, vehicles and other personal property owned, leased or used by the Company.

     5.17 Proprietary Rights. Schedule 5.17 lists all patents and patent applications, trademarks, trade names, registered copyrights, service marks, and applications therefor owned, used or held for use in connection with the businesses of the Company (collectively, "Proprietary Rights"), specifying as to each, as applicable: (i) the owner of the Proprietary Right and (ii) all licenses, sublicenses and other agreements, including any amendments or addenda thereto, to which ProHealthCare, the Company or any Stockholder is a party and pursuant to which any person is authorized to use the Proprietary Right. The Company has no notice of any claim that the Proprietary Rights infringe any other party's rights and, to ProHealthCare's, the Company's and the Stockholders' best knowledge, the Company has used the Proprietary Rights without infringing any other party's rights without infringement by others. None of ProHealthCare, the Company and the Stockholders is aware of any assertion or any reasonable basis for asserting that any Proprietary Right is invalid or unenforceable.

     5.18 Employee Benefit Plans; ERISA; Labor Matters.

     (a) Schedule 5.18 sets forth a true and complete list of all Company Plans. For purposes of this agreement, "Company Plan" shall mean any employee benefit plan, arrangement or agreement that is maintained, or was maintained or contributed to by the Company or by any Company ERISA Affiliate (as defined below) on behalf of employees or former employees or with respect to which the Company has or could incur liability. The Company has not taken any action to modify, amend or alter any material benefit arrangement.

     For purposes of this agreement, Company ERISA Affiliate means any trade or business, whether or not incorporated which together with the Company would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     (b) Each Company Plan is and has been operated and administered in all material respects in accordance with the terms of the Company Plan and in accordance with the requirements prescribed by all applicable statutes, orders and governmental rules and regulations, including in compliance with ERISA and the Code. Each Company Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified.

     (c) Neither the Company nor any Company ERISA Affiliate nor any predecessors of the Company or any Company ERISA Affiliate maintains, has ever maintained, contributes to or has ever contributed to a plan which is subject to
Section 412 of the Code or Title IV of ERISA. No Company Plan is a multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) ("Multiemployer Plan") and no Company Plan is a multiple employer plan as defined in Section 413 of the Code ("Multiple Employer Plan"). All contributions have been made for all employees and former employees of the Company under or with respect to each Company Plan with respect to all periods through the Effective Time except as fully accrued and reflected in the Financial Statements. Neither the Company nor any Company ERISA Affiliate is or was obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. To the best knowledge of ProHealthCare, the Company and the Stockholders, there are no material pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Plans or any trusts related thereto.

     (d) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other understanding with a labor union or labor organization and, to the knowledge of ProHealthCare and the Company, there is no activity involving any employees of the Company seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     5.19 Environmental Laws and Regulations.

     (a) The Company is and has been in compliance with, and none of ProHealthCare, the Company and the Stockholders is aware of any outstanding allegations by any person or entity that the Company is not or has not been in compliance with, all federal, state and local laws, rules, regulations, common law, ordinances, administrative orders or other binding legal requirements relating to employee health and safety, air, water or noise pollution or otherwise relating to public health and safety or environmental protection (including the protection of endangered species), or the use, generation, manufacture, accumulation, storage, discharge, release, disposal or transportation of hazardous materials ("Environmental Laws"). The Company currently hold all permits, licenses, registrations and other governmental authorizations (including exemptions, waivers, and the like) and financial assurance required under Environmental Laws for the Company to operate its businesses.

     (b) Without conducting any investigation, to the knowledge of ProHealthCare, the Company and the Stockholders, there is no friable asbestos-containing material in or on any real property currently owned, leased or operated by the Company, and there are and have been no underground storage tanks (whether or not required to be registered under any applicable law), dumps, landfills, lagoons, surface impoundments, injection wells or other land disposal units in or on any property currently owned, leased or operated by the Company.

     (c) Neither ProHealthCare nor the Company has received (i) any written communication from any person stating or alleging that either of them may be a potentially responsible party under any Environmental Law (including, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect to any actual or alleged environmental contamination or (ii) any request for information under any Environmental Law from any Governmental Entity with respect to any actual or alleged material environmental contamination; and (iii) none of ProHealthCare, the Company or any Governmental Entity is conducting or has conducted (or, to the knowledge of ProHealthCare and the Company, is threatening to conduct) any environmental remediation or investigation which could result in a material liability of the Company under any Environmental Law.

     5.20 Brokers. No broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this agreement based upon arrangements made by or on behalf of ProHealthCare or the Company.

6. Representations and Warranties of Parent. Parent represents and warrants to the Company as follows:

     6.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not have a Parent Material Adverse Effect. For purposes of this agreement, "Parent Material Adverse Effect" means a material adverse effect, individually or in the aggregate, on the financial condition, results of operations, business, assets or prospects of Parent and its subsidiaries taken as a whole or the ability of Parent to consummate the Merger and the other transactions contemplated by this agreement. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Sub has not engaged in any business (other than in connection with this agreement and the transactions contemplated hereby) since the date of its incorporation.

     6.2 Capitalization.

     (a) The authorized capital stock of Parent consists of 15,000,000 shares of Parent Common Stock, of which 1,375,085 are issued and outstanding and 308,004 are treasury shares, and 5,000,000 shares of preferred stock, of which 1,350,000 shares of 6% cumulative convertible preferred stock of Parent are issued and outstanding. Options and warrants to acquire an aggregate of 862,500 shares of Parent Common Stock (collectively, the "Parent Stock Options") are outstanding. All the outstanding shares of capital stock of Parent are, and the shares of Parent Common Stock issuable in exchange for shares of Company Common Stock at the Effective Time in accordance with this agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

     (b) The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, of which 100 shares are issued and outstanding. All the outstanding shares of Sub Common Stock are owned by Parent and are validly issued, fully paid and nonassessable.

     6.3 Authority. Each of Parent and Sub has the full legal corporate power to execute and deliver each Document to which it is a party. The execution, delivery and performance of each Document executed or to be executed by Parent or Sub have been duly authorized by its respective boards of directors, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this agreement or any other Document or for Parent and Sub to consummate the transactions contemplated hereby or thereby. The Documents to which Parent or Sub are a party are, or when executed and delivered will be, valid and binding obligations of Parent or Sub, enforceable against Parent or Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     6.4 Consents and Approvals; No Violations. The execution, delivery and performance of this agreement by Parent and Sub will not: (i) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws of Parent or of Sub, (ii) require a filing with, or a permit, authorization, consent or approval of, any Governmental Entity, except in connection with or in order to comply with the applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the filing of a certificate of merger, (iii) except as set forth on Schedule 6.4, conflict with, or result in the breach, termination or acceleration of, or constitute a default under, or result in the creation of a Lien on any property or asset of Parent or any of its subsidiaries pursuant to any term, condition or provision of any material Contract to which Parent or Sub is a party or by which either of them or any of their properties or assets are bound or (iv) violate any law, order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent, Sub or any of their properties or assets.

     6.5 Reports and Financial Statements. Since March 31, 1995, Parent has filed all reports required to be filed with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933 (the "Securities Act") (collectively, the "SEC Reports"). The SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by applicable law) and fairly present (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein) in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods then ended. Since the date of Parent's last report on Form 10-Q, there has not been any fact, event, circumstance or change affecting or relating to the Company or any of its subsidiaries which has had or is reasonably likely to have a Parent Material Adverse Effect.

     6.6 Brokers. No broker, finder or financial advisor is entitled to any brokerage finder's or other fee or commission in connection with the Merger or the transactions contemplated by this agreement based upon arrangements made by or on behalf of Parent or Sub.

     6.7 Dispositions. Parent has no present intention to dispose of a substantial amount of the stock or assets of the Company.

7.   Covenants of ProHealthCare, the Company and the Stockholders

     7.1 Conduct of Business. Prior to the Effective Time, except as Parent shall otherwise agree in writing or as otherwise expressly contemplated by this agreement, the Company shall conduct, and ProHealthCare shall cause the Company to conduct, its business only in the ordinary and usual course consistent with past practice, and the Company shall use its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve the goodwill of those having business relationships with it. Without limiting the generality of the foregoing and except as contemplated by this agreement, prior to the Effective Time, unless Parent shall otherwise agree in writing:

          (a) the Company shall not (i) amend its charter, by-laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock;

          (b) the Company shall not (i) authorize for issuance, issue or sell or agree to issue or sell any shares of, or Rights to acquire any securities or convertible into any shares of, its capital stock; (ii) merge or consolidate with another entity; (iii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary and usual course of business and consistent with past practice; (iv) enter into any material contract, commitment or transaction outside the ordinary and usual course of business consistent with past practice; (v) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its assets outside the ordinary and usual course of business and consistent with past practice; (vi) incur, assume or prepay any material indebtedness or any other material liabilities other than in the ordinary course of business and consistent with past practice;
     (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (viii) make any loans, advances or capital contributions to, or investments in, any other person, other than extensions of credit to customers in the ordinary course of business consistent with past practice;
     (ix) authorize or make capital expenditures other than in the ordinary course of business consistent with past practice; (x) change any accounting principle or practice used by it, except as required by generally accepted accounting principles; (xi) permit any insurance policy naming the Company as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; or (xii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; and

          (c) the Company shall not (i) adopt, enter into, terminate or amend (except as may be required by applicable law) any Company Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee of the Company (except for normal increases in salaried compensation in the ordinary course of business consistent with past practice), or (iii) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan.

     7.2 No Solicitation. Prior to the Effective Time, ProHealthCare agrees that neither it, any of its subsidiaries or any of their affiliates, nor any of the respective directors, officers, employees, agents or representatives of the foregoing will, directly or indirectly, solicit, initiate, facilitate or knowingly encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving ProHealthCare, the Company or any other subsidiary of ProHealthCare or the acquisition of any securities of, or of all or any significant assets of, ProHealthCare, the
Company or any other subsidiary of ProHealthCare, taken as a whole, (an "Acquisition Transaction") or enter into or continue any discussions or negotiations with any person (other than Parent and its representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding with respect to any such Acquisition Transaction or which would require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this agreement. ProHealthCare and the Company agree that as of the date of this agreement, they, and their affiliates, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent and its representatives) conducted heretofore with respect to any Acquisition Transaction. ProHealthCare and the Company agree to immediately advise Parent in writing of any inquiries or proposals received by, any information requested from, or any negotiations or discussions sought to be initiated or continued with, any of ProHealthCare, its subsidiaries or affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a person (other than Parent and its representatives) with respect to an Acquisition Transaction, and the terms thereof, including the identity of such third party, and to update on an ongoing basis or upon Parent's request, the status thereof.

     7.3 Access and Information.

     (a) ProHealthCare and the Company shall (and shall cause its respective officers, directors, employees, auditors and agents to) afford to the Parent and to the Parent's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all books and records (other than privileged documents) relating to the Company, properties and plants used in connection with the Company's business and personnel who are familiar with the Company's business.

     (b) Unless otherwise required by law, Parent agrees that (i) prior to the Effective Time, it (and its representatives) shall hold in confidence all non-public information acquired by it pursuant to this section 7.3 and (ii) it (and its representatives) shall hold in confidence all non-public information acquired by it pursuant to this section 7.3 that relates solely to ProHealthCare, including without limitation information relating to the sale of ProHealthCare of Miami Beach, Inc. d/b/a Stratogen Health of Miami Beach ("Stratogen").

8.   Covenant of Parent.

     Subject to section 9.7 of this agreement, Parent shall use all reasonable efforts to collect in a timely fashion all accounts receivable of the Company outstanding as of the Closing Date, and Parent shall not compromise, reduce or release any such accounts receivable without the consent of ProHealthCare, which consent shall not be unreasonably withheld. Subject to section 10.2(j), Parent shall not (in a manner that deviates from the Company's past practices) delay payment of any material account payable of the Company outstanding as of the Closing Date.


9.   Additional Agreements.

     9.1 Reasonable Best Efforts. Subject to the terms and conditions of this agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings.

     9.2 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     9.3 Public Announcements. None of Parent, ProHealthCare or the Company shall issue any press release or otherwise make any public statement with respect to this agreement or the transactions contemplated hereby without the prior consent of the others, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (a) the disclosure is required by law and (b) the party making such disclosure has first used all reasonable efforts to consult with the other party about the form and substance of such disclosure.

     9.4 Supplemental Disclosure. ProHealthCare shall give prompt notice to Parent, and Parent shall give prompt notice to ProHealthCare, of (a) the existence, nonexistence, occurrence, or non-occurrence, of any fact, circumstance or event the existence, nonexistence, occurrence, or non-occurrence of which would be likely to cause (i) any representation or warranty by any party contained in this agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this agreement not to be complied with or satisfied and (b) any failure of ProHealthCare, the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section 9.4 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in section 10 of this agreement or otherwise limit or affect the remedies available hereunder to any party.

     9.5 Deposits of Certain Payments. After the Closing, ProHealthCare shall deposit in a separate account established by the Surviving Corporation (the
"Stratogen Account"), as and when received by ProHealthCare, the first $90,000 of the payments made by the purchaser of Stratogen after the Closing Date; provided that ProHealthCare shall not be required to deposit, during any one month, an amount in excess of the product of the number of months elapsed since the Closing Date multiplied by $15,000. The amounts on hand in such account (i) may be used by the Surviving Corporation to discharge the obligations assumed by ProHealthCare pursuant to section 10.2(j) of this agreement, (ii) after March 31, 1997, may be used by the Surviving Corporation, at any time that Net Liquid Assets during a month (without giving effect to prior months) is a negative number, to discharge liabilities of the Company that were outstanding as of the Closing Date, and, (iii) to the extent not used pursuant to the preceding clauses (i) and (ii), shall be paid to ProHealthCare within five days after the first anniversary of the Closing Date or, if earlier, the date on which ProHealthCare certifies to Parent that the aggregate liabilities (as determine in accordance with GAAP) of ProHealthCare do not exceed $25,000. Upon request by ProHealthCare, Parent may, in its sole and absolute discretion, from time to time, permit ProHealthCare to withdraw from the Stratogen Account amounts required by ProHealthCare to satisfy obligations of ProHealthCare; provided that ProHealthCare shall agree to refund to the Stratogen Account, within 30 days from the date of withdrawal, any amount withdrawn from the Stratogen Account by ProHealthCare pursuant to this sentence (it being understood that ProHealthCare shall not be required to so refund the Stratogen Account after all amounts in the Stratogen Account have been paid to ProHealthCare pursuant to the immediately preceding sentence).

     9.6 Leased Property. After the Closing and during the term of the lease dated June 26, 1995 between ProHealthCare and Mario Curiale ("Lessor"), ProHealthCare shall permit Parent and the Surviving Corporation full and exclusive use of the property subject to that lease (the "Premises") for a period concurrent with the term of such lease; provided that the Surviving Corporation shall, during the term of such lease, (a) pay to Lessor, on behalf of ProHealthCare, (i) when rent is due to Lessor, an amount equal to such rent due under such lease and (ii) any other amounts due under such lease that arise out of the Surviving Corporation's use of the Premises after the Closing and (b) satisfy any other obligation under such lease that arises out of the Surviving Corporation's use of the Premises after the Closing. The Surviving Corporation shall promptly negotiate in good faith with Lessor for an agreement with Lessor to lease the Premises. If, prior to June 30, 1997, the Surviving Corporation has not entered into an agreement to lease the Premises, the Surviving Corporation shall assume all ProHealthCare's rights and obligations under ProHealthCare's lease of the Premises; provided that any lease assumed by the Surviving Corporation pursuant to this sentence shall contain terms no less favorable to the lessee than the terms of the lease dated June 26, 1995, and provided further that Parent shall not assume any obligation to pay any amounts due under such lease arising out of the Company's use of the Premises prior to the Closing Date. ProHealthCare shall be entitled to maintain on the Premises, at no cost and for a period of one year or, if shorter, for as long as Parent is using the Premises, an office for administrative purposes; provided that such office shall be for the exclusive use of the president of ProHealthCare (it being understood that Parent may exclude from such office any other person), and provided further that ProHealthCare's right to maintain such office may be terminated by Parent upon not less than 60 days' notice. Parent may, in its sole and absolute discretion, grant access to such office to other officers and
directors  of   ProHealthCare   and  their  respective   agents,   advisors  and
representatives, for the sole purpose of examining the books and records of ProHealthCare.

     9.7 Accounts Receivable. If Parent determines, in its sole discretion, that any Accounts Receivable are uncollectable, Parent shall, or shall cause the Surviving Corporation to, assign to ProHealthCare, those Accounts Receivable. Parent shall, or shall cause the Surviving Corporation to, assign to ProHealthCare all Accounts Receivable that are uncollected as of December 31, 1997. For purposes of calculation of Net Liquid Assets and Final Net Liquid Assets, no value shall be given to any Accounts Receivable assigned to ProHealthCare pursuant to this section 9.7.

10.  Conditions to Consummation of the Merger

     10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing by each party:

          (a) No  Governmental  Action.  No  Governmental  Entity  (including  a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this agreement; provided, however, that the parties shall use all reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

          (b) Board Approval. The Board of Directors of Parent shall have approved this Agreement and the transactions contemplated hereunder, including, without limitation, the Merger, and that approval shall not have been withdrawn.

     10.2 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Parent:

          (a) Representations and Warranties. The representations and warranties of ProHealthCare, the Company and Stockholders set forth in this agreement shall be true and correct in all material respects, as of the date of this agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time, and Parent shall have received a certificate signed on behalf of ProHealthCare by the chief executive officer or the chief financial officer of ProHealthCare to such effect.

          (b) Performance of Obligations of the Company. ProHealthCare, the Company and each Stockholder shall have performed in all material respects all obligations required to be performed by it under this agreement at or prior to the Effective Time.

          (c) Consent. All notices to, and consents, approvals and waivers set forth on Schedule 5.5, Schedule 5.10 and Schedule 6.4, including, without limitation, the consents required pursuant to section 10.2(j), shall have been obtained, in each case without any condition or qualification adverse to Parent or Sub.

          (d) Employment Agreement. Thomas Laurita shall have entered into an employment agreement with the Company (the "Employment Agreement") in substantially the form attached to this agreement as Exhibit A; provided that the Employment Agreement shall not contain terms substantially more favorable to Thomas Laurita than the terms set forth in Exhibit A and that the definition and calculation of Incremental Gross Profit shall be the same in the Employment Agreement as in this agreement.

          (e) Non-Competition Agreement. Thomas Laurita shall have entered into a non-competition agreement with Parent and the Company in substantially the form attached to this agreement as Exhibit B (the "Non-Competition Agreement").

          (f) Releases. Each Stockholder shall have executed and delivered to the Company a general release in the form annexed hereto as Exhibit C-1, and Susan Bauer and ProHealthCare Registered Nursing PC shall have executed and delivered a release in form and substance reasonably satisfactory to Parent.

          (g) Permits. ProHealthCare shall have caused to have been transferred or issued to the Company all Permits that are transferrable or issuable to the Company and which were not theretofore originally issued in the name of the Company.

          (h) Tax Provisions Agreement. ProHealthCare shall have entered into a tax provisions agreement with Parent and the Company substantially in the form attached to this agreement as Exhibit D (the "Tax Provisions Agreement").

          (i) Escrow Agreement. ProHealthCare shall have entered into the escrow agreement referred to in section 12.3 of this agreement.

          (j) Assumption of Certain Liabilities. ProHealthCare shall have assumed, pursuant to an assignment and assumption agreement in substantially the form of Exhibit E-2 to this agreement, those liabilities of the Company indicated on Schedule 3.1.

          (k) Opinion of Counsel. Parent shall have received an opinion dated the Closing Date of Crummy, Del Deo, Dolan, Griffinger & Vecchione in substantially the form attached to this agreement as Exhibit F.

          (l) Certifications. Thomas Laurita shall have delivered to the Parent a certificate to the effect that he has not:

               (1) filed or had filed against him a petition under the Federal bankruptcy laws or any state insolvency law;

               (2) had a receiver, fiscal agent or similar officer appointed by a court for his business or property or any partnership in which he was a general partner at, or any time after, January 1, 1994 or any corporation or business association of which he was an executive officer at, or any time after, January 1, 1994;

               (3) been convicted in a criminal proceeding or named subject of a pending criminal proceeding;

               (4) been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting the following activities:

                    (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodities Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity,

                    (ii) engaging in any type of business or practice or

                    (iii) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of Federal or state securities laws;

               (5) been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (d) above, or to be associated with persons engaged in any such activity;

               (6) been found by a court of competent jurisdiction in a civil action or by the Securities Exchange Commission to have violated any Federal or state securities law, and the judgment in such civil action or finding by the Securities Exchange Commission has not been subsequently reversed, suspended or vacated;

               (7) been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

               (8) failed to file any federal or state tax returns required to be filed by him, filed any tax return that is incomplete or incorrect in any material respect, failed to pay in full or make adequate provision for the payment in full of all taxes shown to be due on his tax returns, or received any notice of deficiency or assessment from any federal or state taxing authority with respect to liabilities for taxes that have not been fully paid or finally settled; or

               (9) except as set forth in Schedule 5.13, performed services for ProHealthCare or the Company in violation of any contract or other obligation by which he is or was bound, including, but not limited to, any non-competition agreement.

          (m) Assignment of Assets. ProHealthCare shall have assigned to the Company, pursuant to an assignment agreement in form and substance reasonably satisfactory to Parent, all the inventory, trade accounts receivable (other than trade accounts receivable that arose from the business of Stratogen prior to the date of this agreement) and fixed assets and equipment of ProHealthCare reflected on the Interim Balance Sheet.

     10.3 Conditions to Obligation of ProHealthCare and the Company to Effect the Merger. The obligation of ProHealthCare, the Company and the Stockholders to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by ProHealthCare:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in this agreement shall be true and correct in all material respects as of the date of this agreement, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made on and as of the Effective Time, and ProHealthCare shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this agreement at or prior to the Effective Time.

          (c) Registration Rights Agreement. Parent shall have entered into a registration rights agreement with ProHealthCare in the form attached to this agreement as Exhibit G (the "Registration Rights Agreement").

          (d) Opinion of Counsel. The Company and Stockholders shall have received the opinion of Proskauer Rose Goetz & Mendelsohn LLP dated the Closing Date in substantially the form attached to this agreement as Exhibit H.


11.  Termination

     11.1 Termination. This agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of Parent and ProHealthCare;

          (b) by either Parent or ProHealthCare, if the Merger shall not have been consummated before April 1, 1997 (unless, in the case of any termination pursuant to this section 11.1(b), the failure to so consummate the Merger by such date shall have been caused by the action or failure to act of the party (or its subsidiaries) seeking to terminate this agreement, which action or failure to act constitutes a breach of this agreement);

          (c) by Parent, if (i) there has been any material breach of warranty or material misrepresentation by ProHealthCare, the Company or any Stockholder set forth in this agreement or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this agreement on the part of ProHealthCare, the Company or any Stockholder, in either case, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to ProHealthCare; or

          (d) by ProHealthCare, if (i) there has been a material breach of warranty or material misrepresentation by Parent set forth in this agreement or (ii) there has been a breach in any material respect of any of the covenants or agreements set forth in this agreement on the part of Parent, in either case, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by ProHealthCare to Parent.

     11.2 Effect of Termination. In the event of termination of this agreement pursuant to this section 11, the Merger shall be deemed abandoned and this agreement shall forthwith become void, without liability on the part of any party hereto, except as provided in sections 7.3(b), 9.2 and (to the extent applicable to the foregoing sections) 13 and except that nothing in this section
11.2 shall relieve any party from liability for any breach of this agreement.

12.  Indemnification

     12.1 Survival. All representations and warranties contained in sections 5 and 6 of this agreement shall survive the Closing, subject to section 12.3 hereof, notwithstanding any examination or investigation made by or for any party. Each party hereto shall be deemed to have waived its right to indemnification hereunder with respect to Losses (as defined in section 12.2) other than Losses involving a third party, which arise out of or in connection with any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or agreement known to such party on the Closing Date.

     12.2 Indemnification by the Stockholders. ProHealthCare and the Stockholders shall jointly and severally indemnify, defend and hold harmless Parent, Sub and the Surviving Corporation and their respective affiliates, directors, officers, employees, agents and representatives and all of their successors and assigns (collectively, "Parent Claimants"), promptly upon demand at any time and from time to time, against any and all claims, actions, liabilities, losses, costs, damages or expenses whatsoever (including without limitation reasonable attorneys' fees and disbursements) (collectively, "Losses") whether involving a third party or between the parties to this agreement that any Parent Claimant may suffer, sustain or become subject to arising out of or in connection with (a) any misrepresentation or breach of any warranty of any Stockholder, ProHealthCare or the Company contained in this agreement) or; (b) any breach or nonfulfillment of any covenant or agreement of any Stockholder, ProHealthCare or the Company contained in this agreement. Notwithstanding anything in this section 12 to the contrary, but subject to section 2.4 of the Tax Provisions Agreement, the Sellers' and the Buyer's indemnification obligations with respect to Income Taxes (as defined in the Tax Provisions Agreement) shall be exclusively governed by the Tax Provisions Agreement.

     12.3 Limitation on Indemnification. Subject to section 3.4(c), but notwithstanding anything else to the contrary contained in this agreement (a) no party hereto shall be obligated to indemnify any party pursuant to this section 12 with respect to any claim for indemnification asserted after the first anniversary of the Closing Date unless such claim is based upon a breach of the representations and warranties contained in sections 5.1, 5.2, 5.4, 5.5., 5.11, 5.15, 6.1, 6.2, 6.3 or 6.4 hereof, and (b) the sole remedy of any Parent Claimant pursuant to this section 12 with respect to ProHealthCare or any Stockholder shall be to obtain from the Indemnity Escrow, as hereinafter defined, shares of Parent Common Stock, as hereinafter provided. At the Closing, the Stockholders shall deposit into escrow with counsel for ProHealthCare (the "Indemnity Escrow Agent"), and subject to the terms and conditions of an escrow agreement to be entered into by ProHealthCare, Parent and the Indemnity Escrow Agent in form and substance satisfactory to such parties, 225,000 shares of Parent Common Stock (the "Indemnity Escrow Shares"). The Indemnity Escrow Shares shall be available to satisfy the indemnification claims of Parent Claimants pursuant to this section 12 and for such purpose shall be valued as of the date such shares are released to Parent at a price per share equal to the average closing price for Parent Common Stock on NASDAQ or the average of the last per share bid prices for Parent Common Stock on the over-the-counter Bulletin Board (as reported by the

Nasdaq Stock Market, Inc.), as the case may be, in each case for the 30 trading days preceding such release. Unless a claim or claims by Parent Claimants are then pending, in amounts in excess of the then value of 112,500 shares of Parent Common Stock, 112,500 shares of Parent Common Stock shall be released six months after the Closing and, unless any claim or claims by Parent Claimants are then pending, the balance shall be released on the later of the first anniversary of the Closing Date and such date on which the aggregate liabilities (as determined in accordance with GAAP) of ProHealthCare do not exceed $25,000.

     12.4 Indemnification by Parent. Parent shall indemnify, defend and hold harmless ProHealthCare, the Stockholders, and their respective affiliates and directors, officers, employees, agents and representatives (collectively, the "Company Claimants"), promptly upon demand at any time and from time to time against any and all Losses asserted against, imposed upon or incurred by any Company Claimant resulting from or arising out of (a) any misrepresentation or breach of any warranty of Parent or Sub contained in this agreement, or (b) any breach or nonfulfillment of any covenant or agreement of Parent or Sub contained in this agreement.

     12.5 Indemnification Procedures.

     (a) An indemnified party shall promptly give written notice to the indemnifying party after the indemnified party has knowledge that any legal proceeding has been instituted or any claim has been asserted in respect of which indemnification may be sought under the provisions of section 12. If the indemnifying party, within 10 days after the indemnified party has given such notice (or within such shorter period of time as an answer or other responsive motion may be required), shall have acknowledged in writing his or its obligation to indemnify and shall have furnished to the indemnified party a bond, letter of credit, escrow or similar arrangement in an amount equal to the total amount demanded in such claim or proceeding, then the indemnifying party shall have the right to control the defense of such claim or proceeding, and the indemnified party shall not settle or compromise such claim or proceeding without the written consent of the indemnifying party, which consent shall not unreasonably be withheld or delayed. The indemnified party may in any event participate in any such defense with his or its own counsel and at his or its own expense.

     (b) The indemnified party shall be kept fully informed by the indemnifying party of such action, suit or proceeding at all stages thereof, whether or not the indemnified party is represented by counsel. The indemnifying party shall, at its expense, make available to the indemnified party and its representatives all books and records of the indemnifying party relating to such proceedings or litigation, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding. The indemnifying party shall make no settlement of any claims which the indemnifying party has undertaken to defend, without the indemnified party's consent, unless the indemnifying party fully indemnifies the indemnified party for all losses, there is no finding or admission of violation of law by, or effect on any other claims that may be made against, the indemnified party and the relief granted in connection therewith requires no action on the part of and has no effect on the indemnified party.

13.  Miscellaneous

     13.1 Amendment and Modification. Prior to the Effective Time, this agreement may be amended or modified only by written agreement of Parent, Sub, ProHealthCare, the Company and the Stockholders.

     13.2 Waiver. Prior to the Effective Time, Parent and Sub, on the one hand, and ProHealthCare, the Company and the Stockholders, on the other hand, may waive compliance by the other with any provision of this agreement. No waiver of any provision shall be construed as a waiver of any other breach of that provision or of any other provision of this agreement. Any waiver must be in writing.

     13.3 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the others).

     If to Parent or Sub, to it at:

                           Accuhealth, Inc.
                           1575 Bronx River Avenue
                           Bronx, New York 10460
                           Facsimile number:  718-824-2432

                           Attention:  Glenn C. Davis

     with a copy to:

                           Proskauer Rose Goetz & Mendelsohn LLP
                           1585 Broadway
                           New York, New York 10036
                           Facsimile number:  212-969-2900

                           Attention:  Robert A. Cantone, Esq.

     if to ProHealthCare, the Company or any Stockholder, to it, him or her at:

                           ProHealthCare, Inc.
                           30 Hillside Avenue
                           Springfield, New Jersey  07081

                           Attention: Thomas Laurita

     with copies to:

                           David Brian Cohen
                           c/o Bonnie Nelson
                           1000 Island Boulevard
                           Apartment 2509
                           North Miami, Florida  33160

                           and

                           Crummy, Del Deo, Dolan, Griffinger & Vecchione One Riverfront Plaza
                           Newark, New Jersey  07102-5497
                           Facsimile number:  201-596-0545

                           Attention:  Jeffrey A. Baumel, Esq.

     13.4 Headings. The section headings of this agreement are for reference purposes only and shall not affect the construction or interpretation of this agreement.

     13.5 Entire Agreement; Assignment. This agreement (including the schedules and exhibits) contains a complete statement of the understanding of the parties with respect to its subject matter and supersedes and cancels any prior communications, understandings and agreements among them relating to that subject matter. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this agreement nor any right or obligation under this agreement may be assigned or transferred, except that (a) Parent or Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as the case may be, of its obligations hereunder, and (b) ProHealthCare may assign its rights and obligations under sections 8.6 and 8.9 to its stockholders. If Parent shall issue by merger or any similar corporate event other securities of Parent or of any successor of Parent, each reference in this agreement to Parent Common Stock shall be deemed to be a reference to such kind and number of shares into which Parent Common Stock shall have been converted.

     13.6 Governing Law. This agreement shall be governed by and construed in accordance with the law of the state of New York excluding choice-of-law principles.

     13.7 Severability. The parties agree that any provision of this agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     13.8  Counterparts.   This  agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     The parties have executed this agreement as of the date set forth above.

                                        ACCUHEALTH, INC.


                                        By:__________________________________
                                        Name:
                                        Title:


                                        ACH ACQUIRING CORP.


                                        By:__________________________________
                                        Name:
                                        Title:


                                        PROHEALTHCARE, INC.


                                        By:__________________________________
                                        Name:
                                        Title:


                                        PROHEALTHCARE INFUSION SERVICES, INC.


                                        By:__________________________________
                                        Name:
                                        Title:


                                        STOCKHOLDERS:

                                        -------------------------------------
                                        Thomas Laurita


                                        -------------------------------------
                                        David Brian Cohen

                                                            TABLE OF CONTENTS

1.       The Merger; The Surviving Corporation........................................................................1
         1.1      The Merger..........................................................................................1
         1.2      Closing.............................................................................................1
         1.3      Effective Time of the Merger........................................................................1
         1.4      Certificate of Incorporation and By-Laws............................................................1

2.       Conversion of Shares; Options................................................................................2
         2.1      Treatment of Shares of the Company..................................................................2
         2.2      Exchange of Company Stock...........................................................................2
         2.3      No Fractional Securities............................................................................4
         2.4      Determination of Final Incremental Gross Profit.....................................................4

3.       Determination of Final Net Liquid Assets; Adjustment to Merger Consideration.................................6
         3.1      Parent Calculation of Net Liquid Assets.............................................................6
         3.2      ProHealthCare's Verification of Net Liquid Assets...................................................6
         3.3      Dispute Resolution..................................................................................7
         3.4      Final Net Liquid Assets.............................................................................8
         3.5      Treatment of Intercompany Advances..................................................................8

4.       Tangible Property; Adjustment to Merger Consideration........................................................8
         4.1      Calculation of Tangible Property....................................................................8
         4.2      Adjustment to Merger Consideration..................................................................9

5.       Representations and Warranties of ProHealthCare..............................................................9
         5.1      Organization........................................................................................9
         5.2      Capitalization......................................................................................9
         5.3      Subsidiaries........................................................................................9
         5.4      Authority..........................................................................................10
         5.5      Consents and Approvals; No Violations..............................................................10
         5.6      Financial Statements...............................................................................10
         5.7      Absence of Undisclosed Liabilities.................................................................11
         5.8      Absence of Certain Changes or Events...............................................................11
         5.9      Material Contracts.................................................................................11
         5.10     No Default.........................................................................................12
         5.11     Compliance with Law................................................................................12
         5.12     Health Care Matters................................................................................13
         5.13     Litigation, etc....................................................................................13
         5.14     Permits.  .........................................................................................14
         5.15     Taxes..............................................................................................14
         5.16     Title to Properties; Encumbrances..................................................................14

         5.17     Proprietary Rights.................................................................................14
         5.18     Employee Benefit Plans; ERISA; Labor Matters.......................................................15
         5.19     Environmental Laws and Regulations.................................................................16
         5.20     Brokers............................................................................................16

6.       Representations and Warranties of Parent....................................................................17
         6.1      Organization.......................................................................................17
         6.2      Capitalization.....................................................................................17
         6.3      Authority..........................................................................................17
         6.4      Consents and Approvals; No Violations..............................................................18
         6.5      Reports and Financial Statements...................................................................18
         6.6      Brokers............................................................................................18
         6.7      Dispositions.......................................................................................18

7.       Covenants of ProHealthCare, the Company and the Stockholders................................................19
         7.1      Conduct of Business................................................................................19
         7.2      No Solicitation....................................................................................20
         7.3      Access and Information.............................................................................20

8.       Covenant of Parent..........................................................................................21

9.       Additional Agreements.......................................................................................21
         9.1      Reasonable Best Efforts............................................................................21
         9.2      Expenses...........................................................................................21
         9.3      Public Announcements...............................................................................21
         9.4      Supplemental Disclosure............................................................................21
         9.5      Deposits of Certain Payments.......................................................................22
         9.6      Leased Property....................................................................................22
         9.7      Accounts Receivable................................................................................23

10.      Conditions to Consummation of the Merger....................................................................23
         10.1     Conditions to Each Party's Obligation to Effect the Merger.........................................23
         10.2     Conditions to Obligations of Parent and Sub to Effect the Merger. .................................23
         10.3     Conditions to Obligation of ProHealthCare and the Company to Effect the Merger. ...................26

11.      Termination.................................................................................................27
         11.1     Termination........................................................................................27
         11.2     Effect of Termination..............................................................................27

12.      Indemnification.............................................................................................28
         12.1     Survival...........................................................................................28
         12.2     Indemnification by the Stockholders................................................................28
         12.3     Limitation on Indemnification......................................................................28

         12.4     Indemnification by Parent..........................................................................29
         12.5     Indemnification Procedures.........................................................................29

13.      Miscellaneous...............................................................................................30
         13.1     Amendment and Modification.........................................................................30
         13.2     Waiver.............................................................................................30
         13.3     Notices............................................................................................30
         13.4     Headings...........................................................................................31
         13.5     Entire Agreement; Assignment.......................................................................31
         13.6     Governing Law......................................................................................32
         13.7     Severability.......................................................................................32
         13.8     Counterparts.......................................................................................32


SCHEDULES

Schedule 2.4            --   Referral Sources
Schedule 3.1            --   Pre-Closing Liabilities
Schedule 3.5            --   Certain Intercompany Advances
Schedule 4.1            --   Tangible Property
Schedule 5.5            --   Consents
Schedule 5.6A           --   Financial Statements
Schedule 5.6B           --   Financial Statements - Exceptions
Schedule 5.7            --   Liabilities
Schedule 5.8            --   Certain Changes and Events
Schedule 5.9            --   Material Contracts
Schedule 5.10           --   Defaults
Schedule 5.12(a)        --   Health Care Cost Reports,  Submissions and Filings
Schedule 5.12(c)        --   Agreements with Referral Sources, Etc.
Schedule 5.13           --   Litigation, Etc.
Schedule 5.15           --   Taxes
Schedule 5.16A          --   Title to Properties
Schedule 5.16B          --   Certain Property
Schedule 5.17           --   Proprietary Rights
Schedule 5.18           --   Employee Benefit Plans
Schedule 5.20           --   Brokers
Schedule 6.4            --   Consents

EXHIBITS

Exhibit A        --     Employment Agreement
Exhibit B        --     Non-Competition Agreement
Exhibit C-1      --     Form of Release
Exhibit D        --     Tax Provisions Agreement
Exhibit E-1      --     Form of Assignment and Assumption Agreement
Exhibit E-2      --     Form of Assignment and Assumption Agreement
Exhibit F        --     Opinion of ProHealthCare's Counsel
Exhibit G        --     Registration Rights Agreement
Exhibit H        --     Opinion of Parent's Counsel